EXHIBIT 99.1

Exponent Reports Fourth Quarter and Fiscal Year 2019 Financial Results

MENLO PARK, Calif., Feb. 06, 2020 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq:EXPO) today reported financial results for the fourth quarter and fiscal year 2019 ended January 3, 2020.

“The fourth quarter was exceptional and concluded a strong 2019 for Exponent. For the quarter and year we achieved double digit revenue growth and increased our EBITDA margin as compared to 2018,” commented Dr. Catherine Corrigan, President and Chief Executive Officer. “We capitalized on increased demand for proactive and reactive services related to energy storage and battery technology; we continued our integrity management assessments for the utilities industry; and we expanded our portfolio of international arbitration engagements. We diversified the scope of our human factors and product studies as we provided unique insights into the operability, usability and safety of human-machine systems.”

“Whether it’s the risk associated with the integrity of an electrical transmission line, the reliability of an automated vehicle, or the health and safety of the public, our inter-disciplinary teams of subject matter experts leverage data analytics to deliver valuable insight. We are well-positioned for continued expansion based on our world-class team of engineers and scientists, the scientific rigor underlying our conclusions and our 50 years of experience,” continued Dr. Corrigan.

Fourth Quarter Financial Results

For the 14-week fourth quarter of 2019, total revenues and revenues before reimbursements grew 20% to $110.1 million and $102.2 million, respectively, as compared to $92.1 million and $85.3 million, respectively, in the 13-week fourth quarter of 2018.

Net income increased to $19.1 million, or $0.36 per diluted share, in the fourth quarter of 2019, as compared to $16.0 million, or $0.30 per diluted share, in the same period of 2018.

EBITDA1 increased to $27.7 million, as compared to $22.6 million in the fourth quarter of 2018.

Fiscal Year 2019 Financial Results

For the 53-week fiscal year 2019, total revenues and revenues before reimbursements increased 10% to $417.2 million and $391.4 million, respectively, as compared to $379.5 million and $354.6 million in the 52-week fiscal year 2018.

Net income was $82.5 million, or $1.53 per diluted share, as compared to $72.3 million, or $1.33 per diluted share, in 2018. The tax benefit for the classification of tax adjustments associated with share-based awards realized for fiscal 2019 was $8.1 million as compared to $4.2 million last year.

Inclusive of the tax benefit, Exponent’s consolidated tax rate was 20.9% in 2019, as compared to 22.6% last year.

EBITDA1 increased to $107.1 million, as compared to $96.9 million the prior year.

For 2019 net cash generated from operating activities was $108 million. During the year, Exponent distributed $34 million in dividends, repurchased $22 million of common stock and ended the year with $232 million in cash, cash equivalents and short-term investments.

In a separate press release today, Exponent announced an increase in its quarterly cash dividend from $0.16 to $0.19 to be distributed on March 27, 2020 and reiterated its intent to continue to pay quarterly dividends.

Business Overview

Exponent’s engineering and other scientific segment represented 81% of the Company’s 14-week fourth quarter and 53-week 2019 net revenues. Net revenues in this segment grew approximately 21% in the fourth quarter and 11% in fiscal year 2019, as compared to 2018. This segment experienced broad-based strength during the year with notable performances in its human factors, thermal sciences, structural engineering, biomedical, materials sciences, polymer sciences and construction consulting practices. An array of multinational companies across industries sought our scientific expertise and sound advice for their products. For example, safety concerns regarding energy storage systems drove increased demand for risk assessments in the consumer products, transportation, utility and medical device industries.  Our multidisciplinary battery team also performed substantial analysis related to a complex international trade secret dispute. Our scientists addressed reliability concerns with an in-depth design review of a new liquefied natural gas containment vessel. Our biomedical team is advising a client as it navigates the evolving European regulatory framework for medical devices.

Exponent’s environmental and health segment represented approximately 19% of the Company’s 14-week fourth quarter and 53-week 2019 net revenues. Net revenues in this segment increased 14% in the fourth quarter and 6% in fiscal year 2019, as compared to 2018. Within this segment, the chemical regulation and food safety practice continued to grow as Exponent’s scientists evaluated the effects of chemicals and new products on human health and the environment.

Business Outlook

“Our 2019 results benefitted from an extra week and a large engagement for an electric utility related to wildfires and integrity management, which is expected to step down in 2020. We are also in the process of divesting our German entity, with annual revenues of approximately $4 million, as its structural design and inspection services are not a strategic fit. The combination of these factors will create a challenging year over year comparison for 2020.  As a result, we expect revenues before reimbursements for the full year 2020 to grow in the mid-single digits as compared to 2019.  2020 EBITDA1 margin is expected to expand 25 to 50 basis points, as compared to 2019,” commented Richard Schlenker, Executive Vice President and Chief Financial Officer.

“Looking ahead, we will continue to leverage our core competencies as we deepen our client relationships, expand our reputation internationally and bring new talent to the firm. We are prepared to deliver in-depth engineering and scientific insight into complex and evolving systems such as automated and electric vehicles, medical devices, consumer electronics and infrastructure. Exponent is well-positioned to advise its clients as society continues to raise the bar on safety, health, sustainability, reliability and performance,” concluded Dr. Corrigan.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Thursday, February 6, 2020, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (800) 367-2403 or (334) 777-6978. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (888) 2031112 or (719) 457-0820 and entering passcode 4507569#.

Footnotes

1 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of the measures to GAAP is set forth below.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's interdisciplinary organization of scientists, physicians, engineers, and business consultants draws from more than 90 technical disciplines to solve the most pressing and complicated challenges facing stakeholders today. The firm leverages over 50 years of experience in analyzing accidents and failures to advise clients as they innovate their technologically complex products and processes, ensure the safety and health of their users, and address the challenges of sustainability.

Exponent may be reached at (888) 656EXPO, info@exponent.com, or www.exponent.com.

Forward Looking Statements

This news release contains, and incorporates by reference, certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. When used in this document and in the documents incorporated herein by reference, the words “intend,” "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10K under the heading "Risk Factors" and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

Source: Exponent, Inc.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended January 3, 2020 and December 28, 2018
(unaudited)
(in thousands, except per share data)

	Quarters Ended		Years Ended
	January 3,	December 28,	January 3,	December 28,
	2020	2018	2020	2018
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)

Revenues
Revenues before reimbursements	$102,220	$85,269	$391,390	$354,639
Reimbursements	7,894	6,874	25,809	24,884

Revenues	110,114	92,143	417,199	379,523

Operating expenses
Compensation and related expenses	66,581	46,376	252,197	215,052
Other operating expenses	9,114	7,742	33,562	30,599
Reimbursable expenses	7,894	6,874	25,809	24,884
General and administrative expenses	5,175	4,365	20,520	17,532

Total operating expenses	88,764	65,357	332,088	288,067

Operating income	21,350	26,786	85,111	91,456

Other income (expense), net
Interest income, net	1,018	938	3,912	2,751
Miscellaneous income, net	4,438	(5,765)	15,167	(890)
Total other income (expense), net	5,456	(4,827)	19,079	1,861

Income before income taxes	26,806	21,959	104,190	93,317

Income taxes	7,685	5,923	21,730	21,063

Net income	$19,121	$16,036	$82,460	$72,254

Net income per share:
Basic	$0.36	$0.30	$1.56	$1.37
Diluted	$0.36	$0.30	$1.53	$1.33

Shares used in per share computations:
Basic	52,681	52,839	52,691	52,906
Diluted	53,817	54,119	53,884	54,168

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
January 3, 2020 and December 28, 2018
(unaudited)
(in thousands)

	January 3,	December 28,
	2020	2018
Assets
Current assets:
Cash and cash equivalents	$176,436	$127,059
Short-term investments	55,165	81,495
Accounts receivable, net	120,138	105,814
Prepaid expenses and other assets	12,305	12,244
Total current assets	364,044	326,612
Property, equipment and leasehold improvements, net	61,587	46,103
Operating lease right-of-use asset	23,003	-
Goodwill	8,607	8,607
Other assets	106,170	87,614
Total Assets	$563,411	$468,936

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$18,583	$12,283
Accrued payroll and employee benefits	86,723	76,855
Deferred revenues	12,710	9,166
Operating lease liability	5,944	-
Total current liabilities	123,960	98,304
Other liabilities	71,042	55,256
Deferred rent	-	1,467
Operating lease liability	18,158	-
Total liabilities	213,160	155,027

Stockholders' equity:
Common stock	66	66
Additional paid-in capital	244,935	227,283
Accumulated other comprehensive loss	(1,760)	(2,853)
Retained earnings	384,668	342,024
Treasury stock, at cost	(277,658)	(252,611)
Total stockholders' equity	350,251	313,909
	$563,411	$468,936

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended January 3, 2020 and December 28, 2018
(unaudited)
(in thousands)

	Quarter Ended		Years Ended
	January 3,	December 28,	January 3,	December 28,
	2020	2018	2020	2018
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)

Net Income	$19,121	$16,036	$82,460	$72,254

Add back (subtract):

Income taxes	7,685	5,923	21,730	21,063
Interest income, net	(1,018)	(938)	(3,912)	(2,751)
Depreciation and amortization	1,902	1,582	6,806	6,292

EBITDA (1)	27,690	22,603	107,084	96,858

Stock-based compensation	3,881	3,388	17,466	16,993

EBITDAS (1)	$31,571	$25,991	$124,550	$113,851

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.